Exhibit No. 99

Report of Independent Registered Public Accounting Firm
on
Financial Statement Schedule

To the Board of Directors of
United Retail Group, Inc.:

Our audits of the consolidated financial statements referred to in our report dated April 27, 2005, (which report and consolidated financial statements appear in Item 8 to this Form 10-K), also included an audit of the financial statement schedule listed in Item 15(a)(2) of this Form 10-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP

Stamford, Connecticut
April 29, 2005

UNITED RETAIL GROUP, INC.
SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
FOR EACH OF THE THREE FISCAL YEARS IN THE PERIOD ENDED JANUARY 29, 2005
(in thousands)

	Balance at Beginning of Period	Additions Charged to Income	Adjustments and/or Deductions	Balance at End of Period
Sales Returns

January 29, 2005	$612	$2,468	($2,487)	$593
January 31, 2004	$114	$1,522	($1,024)	$612
February 1, 2003	$114	$1,666	($1,666)	$114

Inventory valuation allowance

January 29, 2005	$982	$2,589	($2,743)	$828
January 31, 2004	$1,543	$2,448	($3,009)	$982
February 1, 2003	$1,586	$3,673	($3,716))	$1,543